Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Second Quarter Financial Results and Drilling Results at Paredones Amarillos Project

Denver, Colorado August 12, 2005 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter and six months ended June 30, 2005, as filed on August 12, 2005, with the US Securities and Exchange Commission in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended June 30, 2005, of US$1.5 million or US$0.08 per share compared to a consolidated net loss of US$1.4 million or US$0.09 per share for the same period in 2004.  The Corporation’s consolidated net loss for the six-month period ended June 30, 2005, was US$2.4 million or US$0.13 per share compared to a consolidated net loss of US$2.5 million or US$0.17 per share for the same period in 2004.  The net losses for the three-month and six-month periods were minimally different from those for the prior-year periods, primarily reflecting slightly decreased exploration, property evaluation and holding costs, and increased corporate administration and investor relations costs of US$0.1 million for the three-month period due to a mass mailing marketing campaign, with slightly decreased costs for the six-month period.

Net cash used for operations was US$1,127,000 for the three-month period ended June 30, 2005, compared to US$1,207,000 for the same period in 2004.  Cash used in operations was US$1,819,000 for the six-month period ended June 30, 2005, compared to US$1,655,000 for the same period in 2004.  The decrease of US$80,000 for the three-month period can be attributed to reduction in prepaid expenses and accounts payable and accruals of US$99,000 for the same period in 2004.  The increase of US$164,000 for the six-month period was attributable to a reduction in accounts receivable for the same period in 2004.

Net cash used for investing activities increased to US$1,964,000 for the three-month period ended June 30, 2005, compared to US$70,000 for the same period in 2004.  The increase of US$1,894,000 in 2005 was due to the purchase of the Awak Mas project in May 2005 for US$1.5 million and exploration activities at the Paredones Amarillos project of US$0.4 million.  For the six-month period ended June 30, 2005, net cash used for investing activities decreased by US$279,000 to US$2,228,000 compared to US$2,507,000 for the same period in 2004.  Overall expenditures were higher during the 2004 period, primarily reflecting the restricted cash payment of US$2.3 million made by the Corporation in the first quarter of 2004, in connection with bonding requirements for the Hycroft Mine.

The Corporation did not receive any cash from financing activities for the three-month-period ended June 30, 2005, compared to US$853,000 for the same period in 2004, all of which was attributable to the exercise of warrants.  Net cash provided by financing activities was US$398,000 for the six-month period ended June 30, 2005, compared to US$3,056,000 for the same period in 2004.  The amounts raised in the 2005 six-month period were from the exercise of warrants in the amount of US$373,000 and stock options in the amount of US$25,000, all during the first quarter.  The aggregate US$3,056,000 proceeds in the 2004 six-month period were from the exercise of warrants in the amount of US$3,039,000 and stock options in the amount of US$17,000.

The financial position of the Corporation included current assets at June 30, 2005, of US$3.0 million compared to US$6.8 million at December 31, 2004, and total assets at June 30, 2005, of US$31.0 million compared to US$32.8 million at December 31, 2004.

Current liabilities were US$0.3 million at June 30, 2005, approximately the same as at December 31, 2004.  Total liabilities at June 30, 2005, were US$4.5 million, compared to US4.4 million at December 31, 2004.  Shareholders’ equity at June 30, 2005, was US$26.5 million compared to US$28.3 million at December 31, 2004.

The Corporation’s working capital as of June 30, 2005, was US$2.7 million compared to US$6.6 million at December 31, 2004.

The June 30, 2005 unaudited consolidated financial statements have been prepared on a going concern  basis, which assumes that the Corporation will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Corporation’s current working capital is not sufficient to satisfy current general and administrative activities, holding costs and property obligations which will be approximately US$3.2 million over the next twelve months.  The Corporation may raise funds through warrant exercises or private placements, or may joint venture one or more of its properties.  The Corporation has successfully raised money to support its activities in the past; however, there are no assurances that the Corporation will be able to raise sufficient funds from these sources in the future.

The selected financial data including the results of operations for the three-month and six-month periods ended June 30, 2005 compared to 2004, and the financial positions as at June 30, 2005 compared to December 31, 2004, is summarized in the following table:

Selected Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
U.S. $000’s, except loss per share

Results of operations
Net loss	$(1,450)	$(1,391)	$(2,408)	$(2,537)
Basic and diluted loss per share	(0.08)	(0.09)	(0.13)	(0.17)

Net cash used in operations	(1,127)	(1,207)	(1,819)	(1,655)
Net cash used in investing activities	(1,964)	(70)	(2,228)	(2,507)
Net cash provided by financing activities	—	853	398	3,056

Financial position

	June 30,	December 31,
	2005	2004

Current assets	$2,993	$6,826
Total assets	31,040	32,788
Current liabilities	302	256
Total liabilities	4,534	4,444
Shareholders’ equity	26,506	28,344

Working capital	2,691	6,570

The Corporation recently received assay results of a drill program to explore the Tocopilla area north of the Paredones Amarillos gold deposit in Baja California Sur, Mexico. The drilling confirmed the presence of mineralization and a structure similar to that which hosts the Paredones Amarillos deposit. No drill intercepts of ore grade quality were found, however the sampling helped to identify and locate favorable targets for follow up programs. The drill program was conducted under the supervision of Warren Bates, previously Vista’s Chief Geologist (P. Geo.), and assaying was done by ALS Chemex of Hermosillo, Sonora, Mexico. Additional targets remain to be drill tested.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com